Exhibit 99.3

Consolidated Statements of Operations

	Three Months Ended
	Dec 31, 2003	Dec 31, 2002
Sales	$6,555,800	$4,656,991
Cost of sales	4,101,477	2,422,147
Gross profit	2,454,323	2,234,844

Operating expenses:
Research and development	785,910	423,549
Write-off of In-Process R&D	2,650,000	0
Selling, general and administrative	1,101,294	536,367
Total operating expenses	4,537,204	959,916

Operating income	(2,082,881)	1,274,928

Other income (expense):
Interest expense	(38,980)	(4,978)
Interest income	3,383	19,480
Other	(6,558)	(900)
Total other income (expense)	(42,155)	13,602

Income before income taxes	(2,125,036)	1,288,530
Income tax benefit (expense)	946,099	(415,641)
Net Income	($1,178,937)	$872,889

Earnings per share
Basic	($0.22)	$0.18
Diluted	($0.22)	$0.18

Weighted average shares
Basic	5,461,859	4,726,303
Diluted	5,461,859	4,950,535